STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: HATTERAS VC CO-INVESTMENT FUND II, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name and address of the registered agent is hereby changed to:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 26th day of November, A.D. 2008.

By:	/s/ J. MICHAEL FIELDS
Authorized Person(s)

Name:	J. MICHAEL FIELDS
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